Exhibit 21.1

February 28, 2024

SUBSIDIARIES OF UNIQURE N.V.

Name of Subsidiary	Jurisdiction of Organization
uniQure biopharma B.V.	The Netherlands
uniQure IP B.V.	The Netherlands
uniQure Inc.	Delaware
uniQure France SAS	France
Corlieve Therapeutics AG	Switzerland